Exhibit 10.47

KENOSIA SUBORDINATED NOTE

April 10, 2007

1. Note. FOR VALUE RECEIVED, the undersigned, KENOSIA FUNDING, LLC, a Delaware limited liability company (“Kenosia”), hereby unconditionally promises to pay to the order of CARTUS CORPORATION, a Delaware corporation (“Cartus”), in lawful money of the United States of America and in immediately available funds, on the day following the Final Payout Date, the aggregate unpaid principal sum outstanding of all loans (each a “Subordinated Loan”) made from time to time by Cartus to Kenosia pursuant to and in accordance with the terms of this note (the “Subordinated Note”). Kenosia is a party to that certain Receivables Purchase Agreement dated as of March 7, 2002 between Cartus Relocation Corporation and Kenosia (as amended, restated, supplemented, or otherwise modified from time to time, the “Receivables Purchase Agreement”) and that certain Fee Receivables Purchase Agreement dated as of March 7, 2002 between Cartus and Kenosia (as amended, restated, supplemented, or otherwise modified from time to time, the “Fee Receivables Purchase Agreement”). Under the Receivables Purchase Agreement Kenosia from time to time purchases Seller Assets (as such term is defined in the Receivables Purchase Agreement), and under the Fee Receivables Purchase Agreement, Kenosia from time to time purchases Originator Fee Assets (as such term is defined in the Fee Receivables Purchase Agreement). Kenosia may from time to time request advances under this Note for the purpose of paying, in whole or in part, the purchase price of such Seller Assets and/or Originator Fee Assets. Kenosia has also entered into that Indenture dated as of March 7, 2002 between Kenosia and The Bank of New York, as Trustee and as Paying Agent, Authentication Agent and Transfer Agent and Registrar (as amended, restated, supplemented, or otherwise modified from time to time, the “Indenture”) and pursuant to the Indenture has issued its Secured Variable Funding Notes, Series 2002-1 (the “Series 2002-1 Notes”). All capitalized terms used herein that are not otherwise specifically defined herein shall have the meanings given to such terms in the Indenture, the Receivables Purchase Agreement or the Fee Receivables Purchase Agreement, as applicable. No advance shall be made hereunder on any date if the aggregate principal amount outstanding hereunder on such date, after giving effect to such advance, plus the aggregate amount then outstanding under the Series 2002-1 Notes, would exceed an amount equal to 90% of the total assets of Kenosia. Proceeds of any loan hereunder shall be used solely for the purposes of paying the purchase price of the Seller Assets and the Originator Fee Assets.

As used in this Subordinated Note, “Final Payout Date” shall be the later of the Final Payout Date as defined in the Receivables Purchase Agreement and the Final Payout Date as defined in the Fee Receivables Purchase Agreement.

2. Agreement to Make Advances. Subject to the limitations set forth herein, Cartus may, from time to time, in its sole discretion, make a Subordinated Loan requested by Kenosia on or prior to the Funding Termination Date for the sole purpose of purchasing Seller Assets under the Receivables Purchase Agreement and/or Originator Fee Assets under the Fee Receivables Purchase Agreement.

3. Interest. Kenosia further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to LIBOR plus 2.25%; provided, however, that if Kenosia defaults in the payment of any principal hereof, Kenosia promises to pay, on demand, interest at the Prime Rate plus 2.00% per annum on any such unpaid amounts, accrued with respect to each Interest Period from the date such payment is due to the date of actual payment. LIBOR shall be determined on each LIBOR Determination Date on the basis of the rate for deposits in United States dollars for a one-month period which appears on the Reuters Screen LIBOR01 Page 3750 as of 11:00 a.m., London time, on such date. If such rate does not appear on LIBOR01 Page 3750, the rate for that LIBOR Determination Date shall be determined on the basis of the rates quoted to Cartus by four major banks in the London interbank market selected by Cartus as the rates at which deposits in United States dollars are offered on that day to prime banks in the London interbank market for a one-month period. Interest shall be payable on the Distribution Date in each month in arrears. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the day after the Final Payout Date, and may be repaid or prepaid at any time without premium or penalty.

LIBOR Determination Date means the second London Business Day prior to the commencement of the second and each subsequent Interest Period. A London Business Day is any Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market and banking institutions in London are not authorized or obligated by law or regulation to close. An Interest Period is the period beginning on and including the Distribution Date immediately preceding such Distribution Date ; provided that the first Interest Period shall begin on and include April 10, 2007 and end on and exclude May 15, 2007. A Distribution Date means May 15, 2007 and the fifteenth day of each calendar month thereafter, or if such fifteenth day is not a Business Day, the next succeeding Business Day.

The “Prime Rate” means the rate of interest announced as such from time to time by Calyon Corporate and Investment Bank, New York Branch.

4. Principal Payments. Cartus is authorized and directed by Kenosia to enter in its books and records the date and amount of each loan made by it that is evidenced by this Subordinated Note and the amount of each payment of principal made by Kenosia and, absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Cartus to make any such entry or any error therein shall expand, limit or affect the obligations of Kenosia hereunder.

5. Subordination. The indebtedness evidenced by this Subordinated Note is subordinated to the prior payment in full of all of Kenosia’s recourse obligations under the Indenture. The subordination provisions contained herein are for the direct benefit of, and may be enforced by Kenosia’s successors and assigns and/or any of their respective assignees including the Trustee (collectively, the “Senior Claimants”) under the Indenture. Until the date after the Final Payout Date on which all amounts owed by Kenosia under the Indenture have been paid in full and all other obligations of Kenosia thereunder (all such obligations, collectively, the “Senior Claims”) have been indefeasibly paid and satisfied in full, Cartus shall not demand, accelerate, sue for, take, receive or accept from Kenosia, directly or indirectly, in cash or other property or by set-off or any other manner (including without limitation from or by way of collateral) any payment or security of all or any of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) Cartus hereby agrees that it will not at any time institute against Kenosia or join in any institution against Kenosia, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Subordinated Note until the expiration of one year and one day has elapsed after the after payment in full of all Senior Claims and (ii) nothing in this paragraph shall restrict Kenosia from paying, or Cartus from requesting payments under this Subordinated Note from funds which are released to Kenosia free and clear of the lien of the Indenture and provided, further, that the making of such payment would not otherwise violate the terms and provisions of the Indenture. Should any payment, distribution or security or proceeds thereof be received by Cartus in violation of the immediately preceding sentence, Cartus agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Trustee for the benefit of the Senior Claimants.

6. Bankruptcy; Insolvency. Upon the occurrence of any Insolvency Proceeding involving Kenosia as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due under the Indenture (whether or not any or all of such amount is an allowable claim in any such proceeding) before Cartus is entitled to receive payment on account of this Subordinated Note and, to that end, any payment or distribution of assets of Kenosia of any kind or character, whether in cash, securities or other property in any applicable Insolvency Proceeding which would otherwise be payable to, or deliverable upon or with respect to, any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) pursuant to the Indenture for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied. As used in this Subordinated Note, “Insolvency Proceeding” means mean, with respect to any Person, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any Federal or state bankruptcy or similar law or any other proceeding of the type described in the definition of Event of Bankruptcy in the Indenture, whether voluntary or involuntary.

7. Limitation on Recourse. Notwithstanding any provision in this Subordinated Note to the contrary, the obligation of Kenosia to pay any amounts owing under this Subordinated Note shall be limited solely to Available Amounts as defined in this Section 7. In the event that amounts payable under this Subordinated Note exceed the Available Amounts, the excess of the amounts due hereunder over the Available Amounts paid shall not constitute a “claim” against Kenosia under Section 101(5) of the Federal Bankruptcy Code until such time as Kenosia has Available Amounts. “Available Amounts” means Pool Collections, Fee Collections, any funds released to Kenosia under the Indenture or otherwise not subject to the lien of the Indenture, and other amounts which are not, under the terms of the Indenutre, required to be distributed to or held by the Trustee for the benefit of the holders of the Notes and each Liquidity Party, to the extent that such amounts are available for distribution to Kenosia.

7. GOVERNING LAW. THIS SUBORDINATED NOTE SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Cartus additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

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9. Assignment. Prior to the satisfaction and discharge of the Indenture pursuant to Article IV thereof, this Subordinated Note may not be assigned, pledged or otherwise transferred to any party.

KENOSIA FUNDING, LLC

By:	/s/ Eric J. Barnes
Name:	Eric J. Barnes
Title:	Senior Vice President and
Chief Financial Officer

Acknowledged and agreed:

CARTUS CORPORATION

By:	/s/ Eric J. Barnes
Name:	Eric J. Barnes
Title:	Senior Vice President and
Chief Financial Officer